Exhibit 99.1

FOR IMMEDIATE RELEASE

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

WARSAW, N.Y., January 31, 2022 – Financial Institutions, Inc. (NASDAQ:FISI)(the “Company” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the fourth quarter and year ended December 31, 2021.

Results for the Fourth Quarter

•
Net income was $19.6 million compared to $13.8 million in 2020. After preferred dividends, net income available to common shareholders was $19.2 million, or $1.21 per diluted share, compared to $13.4 million, or $0.84 per diluted share, in 2020.
•
Results for 2021 and 2020 were positively impacted by a reduction in income tax expense of approximately $1.7 million and $915 thousand, respectively, for federal and state tax benefits related to tax credit investments. These tax credit investments also generated a net loss of $493 thousand in 2021 and $155 thousand in 2020, recorded in noninterest income, reducing the net positive impact to $1.2 million in 2021 and $760 thousand in 2020.
•
Reflected in the increase in net income was a $1.2 million benefit for credit losses in the current quarter as compared to a provision of $5.5 million in the fourth quarter of 2020. Ongoing improvement in the national unemployment forecast, positive trends in qualitative factors and a reduction in specific reserves resulted in a release of overall credit loss reserves and a corresponding benefit for credit losses.
•
Pre-tax pre-provision income(1) was the second highest in Company history at $22.6 million, an increase of $1.7 million from the fourth quarter of 2020.

Results for the Year

•
Net income was $77.7 million compared to $38.3 million in 2020. After preferred dividends, net income available to common shareholders was $76.2 million, or $4.78 per diluted share, compared to $36.9 million, or $2.30 per diluted share, in 2020.
•
Results for 2021 and 2020 were positively impacted by a reduction in income tax expense of approximately $2.6 million and $1.5 million, respectively, for federal and state tax benefits related to tax credit investments placed in service. These tax credit investments also generated a net loss of $431 thousand in 2021 and $275 thousand in 2020, recorded in noninterest income, reducing the net positive impact to $2.2 million in 2021 and $1.2 million in 2020.
•
Reflected in the increase in net income was an $8.3 million benefit for credit losses in the current year as compared to a provision of $27.2 million in 2020. Improvement in the national unemployment forecast, positive trends in qualitative factors, a reduction in specific reserves and lower net charge-offs resulted in the release of overall credit loss reserves and a corresponding benefit for credit losses in each quarter of 2021. Results for 2020 were negatively impacted by a higher than historical provision for credit losses, driven by the adoption of the current expected credit loss (“CECL”) standard and the impact of COVID-19 on the economic environment.
•
Pre-tax pre-provision income was $88.9 million, an increase of $16.0 million from 2020.

“We ended 2021 with another strong quarter, reporting the highest net interest income and second highest pre-tax pre-provision income in our history” said President and Chief Executive Officer Martin K. Birmingham. “Continued improvement in the economy and a reduction in specific loan reserves resulted in our fourth consecutive quarter with a benefit for credit losses. Commercial loan pipelines remain healthy and, excluding the impact of Paycheck Protection Program (“PPP”) loans, we grew the total loan portfolio by 2.5% from September 30th.

“We earned record net income of $78 million in 2021, with every business line providing positive contributions. Loan and deposit growth were strong at 8% (excluding PPP loans) and 13%, respectively, versus the year-ago period. Our insurance and wealth management businesses performed well, evidencing growth and increased profitability.

“Our investment in an integrated customer relationship management solution will give all lines of business a single shared view of the customer. This will create a unified approach to customer engagement and help us better educate and interact with our customers and community partners, expanding these critical relationships. We also continue execution on opportunities to deliver BaaS solutions and other digital transformation solutions. We believe these investments position us well to capitalize on industry changes and deliver positive outcomes supporting long-term shareholder value. I thank my teammates for their hard work on behalf of our customers, communities and shareholders.”

Chief Financial Officer and Treasurer W. Jack Plants II added, “While quarterly operating expense did increase, we generated positive operating leverage for the year while making short-term investments to support strategic initiatives and future operating metrics. We also continued to execute on our share repurchase program, buying back approximately 102,000 shares during the quarter at an average price of $31.45 per share.”

Net Interest Income and Net Interest Margin

Net interest income was $40.9 million for the quarter, an increase of $2.6 million from the third quarter of 2021 and an increase of $4.7 million from the fourth quarter of 2020.

•
Average interest-earning assets for the quarter were $5.18 billion, an increase of $212.2 million from the third quarter of 2021 due to a $184.6 million increase in investment securities and a $36.5 million increase in total loans, partially offset by a $8.9 million decrease in Federal Reserve interest-earning cash. The quarterly increase in the investment securities portfolio was attributable to the continued management of excess liquidity, compounded by the seasonal inflow of municipal deposits at the beginning of the quarter. Average interest-earning assets for the quarter were $543.7 million higher than the fourth quarter of 2020 due to a $498.9 million increase in investment securities and a $73.4 million increase in total loans, partially offset by a $28.6 million decrease in Federal Reserve interest-earning cash.
•
2021 loan growth was muted by PPP loan forgiveness. The average balance of PPP loans net of deferred fees was $82.1 million in the quarter as compared to $141.3 million in the third quarter of 2021 and $262.4 million in the fourth quarter of 2020.

Net interest margin was 3.15% as compared to 3.07% in the third quarter of 2021 and 3.13% in the fourth quarter of 2020. Excluding the impact of PPP loans and PPP loan origination fees accreted over the term of the loan or upon loan forgiveness, net interest margin was 2.98% in the fourth quarter of 2021, 3.05% in the third quarter of 2021 and 3.14% in the fourth quarter of 2020.

•
Our net interest margin has been impacted by the interest rate environment that reflects a flatter yield curve and lower rates. Our excess liquidity position has placed further pressure on net interest margin in 2021, resulting in higher average balances of interest-earning cash and investment securities, albeit at lower comparative yields, based on current market conditions. In the third and fourth quarters, we shifted excess liquidity from interest-earning cash to investment securities with the intention of reducing net interest margin compression. We expect the investment securities portfolio to serve as a source of liquidity to fund future loan growth.

Net interest income was $154.7 million for the year, $15.7 million higher than 2020, primarily as a result of an increase in average interest-earning assets and the impact of PPP revenue. Net interest margin was 3.14% for the year, a decrease of eight basis points from 2020. Excluding the impact of PPP loans and PPP loan origination fees accreted over the term of the loan or upon loan forgiveness, net interest margin was 3.05% for the year, down 19 basis points from 3.24% in 2020.

Noninterest Income

Noninterest income was $11.7 million for the quarter, a decrease of $409 thousand from the third quarter of 2021 and an increase of $338 thousand from the fourth quarter of 2020.

•
Insurance income of $1.3 million was $521 thousand lower than the third quarter of 2021 primarily as a result of the timing of commercial policy renewals. The increase of $465 thousand from the fourth quarter of 2020 was driven by two 2021 bolt-on acquisitions and growth in the legacy SDN business, including the impact of increasing insurance premiums.
•
Investment advisory income of $3.0 million was $76 thousand higher than the third quarter of 2021 and $450 thousand higher than the fourth quarter of 2020 due to an increase in assets under management driven by a combination of market gains, new customer accounts and contributions to existing accounts.
•
Company owned life insurance income of $821 thousand was $45 thousand higher than the third quarter of 2021 and $316 thousand higher than the fourth quarter of 2020. We made additional investments in company-owned life insurance of $20.0 million in the third quarter of 2021 and $30.0 million in the fourth quarter of 2020 to take advantage of attractive tax-equivalent yields and partially offset employee benefit expenses.
•
Income from investments in limited partnerships of $294 thousand was $400 thousand lower than the third quarter of 2021 and $54 thousand higher than the fourth quarter of 2020. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Income from derivative instruments, net was $1.0 million, $658 thousand higher than the third quarter of 2021 and $131 thousand higher than the fourth quarter of 2020. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair market value of borrower-facing trades.

•
Net gain on sale of loans held for sale of $482 thousand was $118 thousand lower than the third quarter of 2021 and $1.1 million lower than the fourth quarter of 2020 as a result of lower transaction volume. Sales volumes and margins were at historically high levels in the fourth quarter of 2020, driven by mortgage refinancing activity.
•
A net loss on tax credit investments of $493 thousand was recognized in the fourth quarter as compared to $129 thousand in the third quarter of 2021 and $155 thousand in the fourth quarter of 2020. These losses include the amortization of tax credit investments, partially offset by New York investment tax credits that are refundable and recorded in noninterest income.

Noninterest income was $46.9 million for the year, $3.7 million higher than 2020.

•
Insurance income of $5.8 million was $1.3 million higher than the previous year due to acquisition activity and growth in the legacy SDN business.
•
Investment advisory income of $11.7 million was $2.1 million higher than 2020 as a result of growth in assets under management as previously described.
•
Income from investments in limited partnerships of $2.1 million was $2.0 million higher than 2020 based on the performance of underlying investments.
•
Income from derivative instruments, net of $2.7 million was $2.8 million lower than 2020. Fee income per transaction in 2021 was higher than in 2020, however, swap fee income decreased $2.2 million as a result of fewer swap relationships. Mortgage derivative income was $589 thousand lower than 2020, primarily as a result of fewer mortgage loans in the pipeline.

Noninterest Expense

Noninterest expense was $29.9 million in the quarter compared to $29.2 million in the third quarter of 2021 and $26.5 million in the fourth quarter of 2020.

•
Salaries and employee benefits expense of $16.1 million was $313 thousand higher than the third quarter of 2021 primarily due to severance expense related to a redesign of the Bank’s retail branch structure. Expense was $1.9 million higher than the fourth quarter of 2020 due to higher incentive compensation and commissions, investments in personnel and the impact of 2021 acquisitions.
•
Occupancy and equipment expense of $3.9 million was $621 thousand higher than the fourth quarter of 2020 primarily as a result of the purchase of personal computers and security equipment for multiple locations, timing of routine repairs and maintenance in the retail branch network, and expenses related to two Five Star Bank branches opened in June 2021. Expense was relatively unchanged as compared to the third quarter of 2021.
•
Computer and data processing expense of $4.0 million was $373 thousand higher than the third quarter of 2021 and $929 thousand higher than the fourth quarter of 2020 as a result of the Company’s strategic investments in technology, including digital banking initiatives and a customer relationship management solution across all lines of business.

Noninterest expense was $112.8 million for the year, $3.5 million higher than 2020.

•
Salaries and employee benefits expense of $60.9 million was $1.6 million higher than the previous year due to the factors described above.
•
Computer and data processing expense of $14.1 million was $2.5 million higher than 2020 as a result of strategic investments in technology described above.
•
Third quarter 2020 restructuring charges of $1.4 million represent non-recurring real estate related charges related to the 2020 closure of six bank branches and a staffing reduction. Additional related restructuring charges of $111 thousand were incurred in the fourth quarter of 2021 as a result of property valuation adjustments.

Income Taxes

Income tax expense was $4.2 million for the quarter compared to $4.6 million in the third quarter of 2021 and $1.7 million in the fourth quarter of 2020. The Company recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the fourth quarter of 2021, third quarter of 2021, and fourth quarter of 2020, resulting in income tax expense reductions of approximately $1.7 million, $535 thousand, and $915 thousand, respectively.

The effective tax rate was 17.7% for the quarter compared to 21.0% for the third quarter of 2021 and 10.9% for the fourth quarter of 2020. The effective tax rate for the year was 20.1%, up from 16.2% in 2020. The year-over-year increase in effective tax rates is the result of higher pre-tax earnings in comparison to the prior year. The Company’s effective tax rates differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $5.52 billion at December 31, 2021, down $102.4 million from September 30, 2021, and up $608.5 million from December 31, 2020.

Investment securities were $1.38 billion at December 31, 2021, up $68.0 million from September 30, 2021, and up $484.1 million from December 31, 2020. The Company’s primary investment strategy for 2020 was to reinvest cash flow from the securities portfolio; however, the focus was redirected during the second half of the year to deploy excess liquidity into cash flowing agency mortgage backed securities, given our elevated cash position. The strategy continued throughout 2021 due to the continued excess liquidity position and the ability to reallocate excess Federal Reserve cash balances into securities that demonstrated higher yields, on a relative basis.

Total loans were $3.68 billion at December 31, 2021, up $25.5 million, or 0.7%, from September 30, 2021, and up $84.3 million, or 2.3%, from December 31, 2020.

•
Commercial business loans totaled $638.3 million, down $47.9 million, or 7.0%, from September 30, 2021, and down $155.9 million, or 19.6%, from December 31, 2020. Declines were driven by the forgiveness or repayment of PPP loans. PPP loans net of deferred fees are included in commercial business loans and were $55.3 million at December 31, 2021, $116.7 million at September 30, 2021, and $248.0 million at December 31, 2020. Accordingly, commercial business loans excluding the impact of PPP loans increased 2.4% from September 30, 2021 and increased 6.7% from December 31, 2020.
•
Commercial mortgage loans totaled $1.41 billion, up $64.2 million, or 4.8%, from September 30, 2021, and up $158.9 million, or 12.7%, from December 31, 2020.
•
Residential real estate loans totaled $577.3 million, down $6.8 million, or 1.2%, from September 30, 2021, and down $22.5 million, or 3.8%, from December 31, 2020.
•
Consumer indirect loans totaled $958.0 million, up $17.5 million, or 1.9%, from September 30, 2021 and up $117.6 million, or 14.0%, from December 31, 2020.

Total loans, excluding PPP loans net of deferred fees, were $3.62 billion at December 31, 2021, up $86.8 million, or 2.5%, from September 30, 2021, and up $276.9 million, or 8.3%, from December 31, 2020.

Total deposits were $4.83 billion at December 31, 2021, $147.9 million lower than September 30, 2021, and $548.7 million higher than December 31, 2020. The decrease from September 30, 2021, was primarily the result of a seasonal decrease in public deposits, which occurred during the last few weeks of the fourth quarter, and lower non-public and reciprocal deposits. The increase from December 31, 2020, was the result of growth in all deposit categories —public, non-public and reciprocal. Public deposit balances represented 23% of total deposits at December 31, 2021, compared to 24% at September 30, 2021, and 20% at December 31, 2020.

Short-term borrowings were $30.0 million at December 31, 2021, as compared to $0 at September 30, 2021 and $5.3 million at December 31, 2020. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders’ equity was $505.1 million at December 31, 2021, compared to $494.0 million at September 30, 2021, and $468.4 million at December 31, 2020. Common book value per share was $30.98 at December 31, 2021, an increase of $0.89 or 3.0% from $30.09 at September 30, 2021, and an increase of $2.86 or 10.2% from $28.12 at December 31, 2020. Tangible common book value per share(1) was $26.26 at December 31, 2021, an increase of $0.88 or 3.5% from $25.38 at September 30, 2021, and an increase of $2.74 or 11.6% from $23.52 at December 31, 2020.

On November 4, 2020, the Company announced a stock repurchase program for up to 801,879 shares of common stock, or approximately 5% of the Company’s outstanding common shares. Shares may be repurchased in open market transactions and pursuant to any trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. No shares were repurchased in 2020. During the first and fourth quarters of 2021, the Company repurchased a total of 340,688 shares for an average repurchase price of $26.44 per share, inclusive of transaction costs.

The common equity to assets ratio was 8.84% at December 31, 2021, compared to 8.48% at September 30, 2021, and 9.18% at December 31, 2020. Tangible common equity to tangible assets(1), or the TCE ratio, was 7.59%, 7.25% and 7.80% at December 31, 2021, September 30, 2021, and December 31, 2020, respectively. The primary driver of declines in both ratios as compared to the prior year was a significant increase in total assets. The ratios were impacted to a lesser degree by a decrease in accumulated other comprehensive income (loss) associated with unrealized losses in the available for sale securities portfolio and the impact of 2021 share repurchases, partially offset by the positive impact of earnings.

During the fourth quarter of 2021, the Company declared a common stock dividend of $0.27 per common share. The dividend returned 22% of fourth quarter net income to common shareholders.

The Company’s regulatory capital ratios at December 31, 2021, compared to the prior quarter and prior year:

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Leverage Ratio was 8.23%, compared to 8.36% and 8.25% at September 30, 2021, and December 31, 2020, respectively.
•
Common Equity Tier 1 Capital Ratio was 10.28%, compared to 10.24% and 10.14% at September 30, 2021, and December 31, 2020, respectively.

•
Tier 1 Capital Ratio was 10.68%, compared to 10.66% and 10.59% at September 30, 2021, and December 31, 2020, respectively.
•
Total Risk-Based Capital Ratio was 13.12%, compared to 13.25% and 13.56% at September 30, 2021, and December 31, 2020, respectively.

Credit Quality

Non-performing loans were $12.2 million at December 31, 2021, as compared to $6.7 million at September 30, 2021, and $9.5 million at December 31, 2020. Net charge-offs were $4.7 million in the quarter as compared $587 thousand in the third quarter of 2021 and $2.4 million in the fourth quarter of 2020. The ratio of annualized net charge-offs to average loans was 0.51% in the current quarter, 0.06% in the third quarter of 2021 and 0.27% in the fourth quarter of 2020. One commercial mortgage loan was downgraded to non-performing status with a $3.8 million partial charge-off in the fourth quarter of 2021, contributing to the increase in non-performing loans and fourth quarter charge-offs.

Foreclosed assets were $0 at December 31, 2021, and September 30, 2021, down from $3.0 million at December 31, 2020. The decrease from the prior year period was primarily the result of the sale of an asset on which foreclosure occurred in the third quarter of 2020.

At December 31, 2021, the allowance for credit losses - loans to total loans ratio was 1.08% compared to 1.24% at September 30, 2021, and 1.46% at December 31, 2020. PPP loans are fully guaranteed by the Small Business Administration. Excluding PPP loans, the December 31, 2021, allowance for credit losses - loans to total loans ratio(1) was 1.09%, a decrease of 19 basis points from 1.28% at September 30, 2021, and a decrease of 48 basis points from 1.57% at December 31, 2020.

Provision (benefit) for credit losses - loans was a $1.1 million benefit in the quarter compared to a benefit of $334 thousand in the third quarter of 2021 and a provision of $5.4 million in the fourth quarter of 2020. Changes in the allowance for unfunded commitments, also included in provision (benefit) for credit losses, were a $104 thousand decrease in the fourth quarter of 2021, a $206 thousand decrease in the third quarter of 2021, and a $72 thousand increase in the fourth quarter of 2020.

Provision throughout 2020 was driven by the adoption of the current expected credit loss standard (“CECL”) and the impact of the COVID-19 pandemic on the economic environment. The designated loss driver for the Company’s CECL model is the national unemployment forecast, which spiked in early 2020 at the onset of the pandemic, resulting in a 2020 provision of $27.2 million. Provision was a benefit in each quarter of 2021 as a result of continued improvement in the national unemployment forecast and positive trends in qualitative factors, resulting in the release of credit loss reserves.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. The total non-performing loans to total loans ratio was 0.33% at December 31, 2021, 0.18% at September 30, 2021, and 0.26% at December 31, 2020. The ratio of allowance for credit losses - loans to non-performing loans was 326% at December 31, 2021, 681% at September 30, 2021, and 551% at December 31, 2020.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the year ended December 31, 2021, on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2021, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on February 1, 2022, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1 (844) 200 6205 and providing the access code 642486. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 45 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the impact of the COVID-19 pandemic on the Company’s customers, business, and results of operations as well as the economy in Western New York and the United States; the Company’s ability to implement its strategic plan; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company’s customers; legal and regulatory proceedings and related matters, such as the action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the Company’s ability to successfully integrate and profitably operate Landmark Group, North Woods and other acquisitions; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company’s compliance with regulatory requirements; changes in interest rates; and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

*****

For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

585-627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2021				2020
	December 31,	September 30,	June 30,	March 31,	December 31,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$79,112	$288,426	$206,387	$344,790	$93,878
Investment securities:
Available for sale	1,178,515	1,097,950	902,845	753,489	628,059
Held-to-maturity, net	205,581	218,135	218,858	256,127	271,966
Total investment securities	1,384,096	1,316,085	1,121,703	1,009,616	900,025
Loans held for sale	6,202	5,916	3,929	5,685	4,305
Loans:
Commercial business	638,293	686,191	731,208	816,936	794,148
Commercial mortgage	1,412,788	1,348,550	1,315,404	1,276,841	1,253,901
Residential real estate loans	577,299	584,091	590,303	601,609	599,800
Residential real estate lines	78,531	79,196	80,781	85,362	89,805
Consumer indirect	958,048	940,537	899,018	857,804	840,421
Other consumer	14,477	15,334	15,454	15,834	17,063
Total loans	3,679,436	3,653,899	3,632,168	3,654,386	3,595,138
Allowance for credit losses - loans	39,676	45,444	46,365	49,828	52,420
Total loans, net	3,639,760	3,608,455	3,585,803	3,604,558	3,542,718
Total interest-earning assets	5,105,608	5,189,075	4,906,087	4,963,264	4,520,416
Goodwill and other intangible assets, net	74,400	74,659	74,262	74,528	73,789
Total assets	5,520,779	5,623,193	5,295,102	5,329,056	4,912,306
Deposits:
Noninterest-bearing demand	1,107,561	1,144,852	1,121,827	1,099,608	1,018,549
Interest-bearing demand	864,528	893,976	799,299	873,390	731,885
Savings and money market	1,933,047	2,015,855	1,796,813	1,826,621	1,642,340
Time deposits	921,954	920,280	941,282	916,395	885,593
Total deposits	4,827,090	4,974,963	4,659,221	4,716,014	4,278,367
Short-term borrowings	30,000	-	-	-	5,300
Long-term borrowings, net	73,911	73,834	73,756	73,679	73,623
Total interest-bearing liabilities	3,823,440	3,903,945	3,611,150	3,690,085	3,338,741
Shareholders’ equity	505,142	494,013	487,126	466,284	468,363
Common shareholders’ equity	487,850	476,721	469,834	448,962	451,035
Tangible common equity (1)	413,450	402,062	395,572	374,434	377,246
Accumulated other comprehensive (loss) income	$(13,207)	$(12,116)	$(5,934)	$(10,572)	$2,128

Common shares outstanding	15,746	15,842	15,842	15,829	16,042
Treasury shares	354	258	258	271	58
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.23%	8.36%	8.16%	8.35%	8.25%
Common equity Tier 1 capital ratio	10.28%	10.24%	10.38%	10.22%	10.14%
Tier 1 capital ratio	10.68%	10.66%	10.81%	10.66%	10.59%
Total risk-based capital ratio	13.12%	13.25%	13.54%	13.53%	13.56%
Common equity to assets	8.84%	8.48%	8.87%	8.42%	9.18%
Tangible common equity to tangible assets (1)	7.59%	7.25%	7.58%	7.13%	7.80%

Common book value per share	$30.98	$30.09	$29.66	$28.36	$28.12
Tangible common book value per share (1)	$26.26	$25.38	$24.97	$23.66	$23.52

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Year Ended		2021				2020
	December 31,		Fourth	Third	Second	First	Fourth
	2021	2020	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$167,205	$161,299	$43,753	$41,227	$40,952	$41,273	$40,168
Interest expense	12,475	22,314	2,885	2,954	3,220	3,416	3,987
Net interest income	154,730	138,985	40,868	38,273	37,732	37,857	36,181
(Benefit) provision for credit losses	(8,336)	27,184	(1,192)	(541)	(4,622)	(1,981)	5,495
Net interest income after provision for credit losses	163,066	111,801	42,060	38,814	42,354	39,838	30,686
Noninterest income:
Service charges on deposits	5,571	4,810	1,490	1,502	1,287	1,292	1,489
Insurance income	5,750	4,403	1,343	1,864	1,147	1,396	878
Card interchange income	8,498	7,281	2,228	2,118	2,194	1,958	1,960
Investment advisory	11,672	9,535	3,045	2,969	2,886	2,772	2,595
Company owned life insurance	2,947	1,902	821	776	693	657	505
Investments in limited partnerships	2,081	104	294	694	238	855	240
Loan servicing	415	249	122	105	91	97	143
Income (loss) from derivative
instruments, net	2,695	5,521	1,035	377	(592)	1,875	904
Net gain on sale of loans held for sale	2,950	3,858	482	600	790	1,078	1,597
Net gain (loss) on investment securities	71	1,599	-	-	(3)	74	150
Net gain (loss) on other assets	441	(61)	155	138	153	(5)	(69)
Net (loss) gain on tax credit investments	(431)	(275)	(493)	(129)	276	(85)	(155)
Other	4,246	4,250	1,152	1,069	1,030	995	1,099
Total noninterest income	46,906	43,176	11,674	12,083	10,190	12,959	11,336
Noninterest expense:
Salaries and employee benefits	60,893	59,336	16,111	15,798	14,519	14,465	14,163
Occupancy and equipment	14,371	13,655	3,869	3,834	3,286	3,382	3,248
Professional services	6,535	6,326	1,437	1,600	1,603	1,895	1,352
Computer and data processing	14,112	11,645	3,952	3,579	3,460	3,121	3,023
Supplies and postage	1,769	1,975	408	447	430	484	442
FDIC assessments	2,624	2,242	682	697	480	765	737
Advertising and promotions	1,704	2,609	470	474	436	324	554
Amortization of intangibles	1,060	1,134	259	264	266	271	273
Restructuring charges	111	1,492	111	-	-	-	130
Other	9,571	8,840	2,598	2,476	2,464	2,033	2,612
Total noninterest expense	112,750	109,254	29,897	29,169	26,944	26,740	26,534
Income before income taxes	97,222	45,723	23,837	21,728	25,600	26,057	15,488
Income tax expense	19,525	7,391	4,225	4,553	5,400	5,347	1,688
Net income	77,697	38,332	19,612	17,175	20,200	20,710	13,800
Preferred stock dividends	1,460	1,461	365	364	366	365	365
Net income available to common
shareholders	$76,237	$36,871	$19,247	$16,811	$19,834	$20,345	$13,435
FINANCIAL RATIOS:
Earnings per share – basic	$4.81	$2.30	$1.22	$1.06	$1.25	$1.28	$0.84
Earnings per share – diluted	$4.78	$2.30	$1.21	$1.05	$1.25	$1.27	$0.84
Cash dividends declared on common stock	$1.08	$1.04	$0.27	$0.27	$0.27	$0.27	$0.26
Common dividend payout ratio	22.45%	45.22%	22.13%	25.47%	21.60%	21.09%	30.95%
Dividend yield (annualized)	3.40%	4.62%	3.37%	3.49%	3.61%	3.62%	4.60%
Return on average assets	1.46%	0.82%	1.39%	1.27%	1.52%	1.66%	1.10%
Return on average equity	16.01%	8.49%	15.55%	13.74%	17.01%	17.92%	11.86%
Return on average common equity	16.29%	8.50%	15.81%	13.94%	17.34%	18.28%	12.00%
Return on average tangible common
equity (1)	19.37%	10.25%	18.69%	16.50%	20.69%	21.88%	14.38%
Efficiency ratio (2)	55.76%	60.22%	56.76%	57.76%	56.02%	52.51%	55.79%
Effective tax rate	20.1%	16.2%	17.7%	21.0%	21.1%	20.5%	10.9%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Year Ended		2021				2020
	December 31,		Fourth	Third	Second	First	Fourth
	2021	2020	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$169,504	$112,802	$148,293	$157,229	$249,312	$123,042	$176,950
Investment securities (1)	1,129,012	794,908	1,361,898	1,177,237	1,056,898	914,569	862,956
Loans:
Commercial business	734,748	735,535	649,926	700,797	791,412	798,866	803,536
Commercial mortgage	1,327,772	1,164,827	1,392,375	1,331,063	1,302,136	1,284,290	1,243,035
Residential real estate loans	593,375	587,620	586,358	588,585	595,925	602,866	599,773
Residential real estate lines	82,210	97,321	78,594	79,766	82,926	87,681	91,856
Consumer indirect	896,769	836,168	946,551	917,402	878,884	842,873	840,210
Other consumer	15,305	16,007	14,997	14,718	15,356	16,167	16,948
Total loans	3,650,179	3,437,478	3,668,801	3,632,331	3,666,639	3,632,743	3,595,358
Total interest-earning assets	4,948,695	4,345,188	5,178,992	4,966,797	4,972,849	4,670,354	4,635,264
Goodwill and other intangible assets, net	74,411	74,364	74,544	74,470	74,412	74,214	73,942
Total assets	5,335,808	4,693,225	5,582,987	5,368,054	5,340,745	5,045,180	4,992,886
Interest-bearing liabilities:
Interest-bearing demand	827,891	714,904	880,723	796,371	842,832	790,996	774,688
Savings and money market	1,864,567	1,443,692	1,997,508	1,876,394	1,856,659	1,724,577	1,722,938
Time deposits	907,973	959,541	923,080	908,351	935,885	863,924	871,103
Short-term borrowings	538	86,495	982	-	-	1,178	9,188
Long-term borrowings, net	73,749	47,387	73,864	73,786	73,709	73,636	71,481
Total interest-bearing liabilities	3,674,718	3,252,019	3,876,157	3,654,902	3,709,085	3,454,311	3,449,398
Noninterest-bearing demand deposits	1,105,227	905,412	1,134,100	1,149,120	1,091,490	1,044,733	997,607
Total deposits	4,705,658	4,023,549	4,935,411	4,730,236	4,726,866	4,424,230	4,366,336
Total liabilities	4,850,417	4,241,989	5,082,583	4,872,180	4,864,559	4,576,545	4,530,043
Shareholders’ equity	485,391	451,236	500,404	495,874	476,186	468,635	462,843
Common equity	468,085	433,908	483,112	478,582	458,868	451,311	445,515
Tangible common equity (2)	$393,674	$359,544	$408,568	$404,112	$384,456	$377,097	$371,573
Common shares outstanding:
Basic	15,841	16,022	15,815	15,837	15,825	15,889	16,032
Diluted	15,937	16,063	15,928	15,936	15,913	15,972	16,078
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	1.75%	2.31%	1.65%	1.72%	1.77%	1.91%	2.06%
Loans	4.05%	4.18%	4.14%	3.96%	3.98%	4.13%	3.97%
Total interest-earning assets	3.39%	3.73%	3.37%	3.31%	3.31%	3.59%	3.46%
Interest-bearing demand	0.14%	0.15%	0.14%	0.15%	0.14%	0.13%	0.13%
Savings and money market	0.18%	0.33%	0.16%	0.17%	0.19%	0.21%	0.25%
Time deposits	0.40%	1.24%	0.30%	0.35%	0.43%	0.51%	0.66%
Short-term borrowings	22.33%	1.85%	0.35%	0.00%	0.00%	41.07%	8.49%
Long-term borrowings, net	5.75%	6.09%	5.74%	5.75%	5.73%	5.77%	5.76%
Total interest-bearing liabilities	0.34%	0.69%	0.30%	0.32%	0.35%	0.40%	0.46%
Net interest rate spread	3.05%	3.04%	3.07%	2.99%	2.96%	3.19%	3.00%
Net interest margin	3.14%	3.22%	3.15%	3.07%	3.06%	3.29%	3.13%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Year Ended		2021				2020
	December 31,		Fourth	Third	Second	First	Fourth
	2021	2020	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance, prior to
adoption of CECL	$52,420	$30,482	$45,444	$46,365	$49,828	$52,420	$49,395
Impact of adopting CECL	-	9,594	-	-	-	-	-
Beginning balance, after
adoption of CECL	52,420	40,076	45,444	46,365	49,828	52,420	49,395
Net loan charge-offs (recoveries):
Commercial business	(212)	7,384	177	50	(287)	(152)	747
Commercial mortgage	3,814	1,755	3,618	-	(7)	203	80
Residential real estate loans	56	72	32	21	(3)	6	(3)
Residential real estate lines	141	(3)	11	60	-	70	-
Consumer indirect	1,256	4,278	674	265	(426)	743	1,462
Other consumer	705	329	168	191	329	17	112
Total net charge-offs
(recoveries)	5,760	13,815	4,680	587	(394)	887	2,398
Provision (benefit) for credit losses - loans	(6,984)	26,159	(1,088)	(334)	(3,857)	(1,705)	5,423
Ending balance	$39,676	$52,420	$39,676	$45,444	$46,365	$49,828	$52,420

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.03%	1.00%	0.11%	0.03%	-0.15%	-0.08%	0.37%
Commercial mortgage	0.29%	0.15%	1.03%	0.00%	0.00%	0.06%	0.03%
Residential real estate loans	0.01%	0.01%	0.02%	0.01%	0.00%	0.00%	0.00%
Residential real estate lines	0.17%	0.00%	0.05%	0.30%	0.00%	0.32%	0.00%
Consumer indirect	0.14%	0.51%	0.28%	0.11%	-0.19%	0.36%	0.69%
Other consumer	4.61%	2.06%	4.43%	5.15%	8.58%	0.44%	2.64%
Total loans	0.16%	0.40%	0.51%	0.06%	-0.04%	0.10%	0.27%

Supplemental information (1)
Non-performing loans:
Commercial business	$1,399	$1,975	$1,399	$1,046	$1,555	$1,742	$1,975
Commercial mortgage	6,414	2,906	6,414	874	885	3,402	2,906
Residential real estate loans	2,373	2,587	2,373	2,457	2,615	2,519	2,587
Residential real estate lines	200	323	200	192	280	256	323
Consumer indirect	1,780	1,495	1,780	2,104	1,250	1,482	1,495
Other consumer	-	231	-	3	50	287	231
Total non-performing loans	12,166	9,517	12,166	6,676	6,635	9,688	9,517
Foreclosed assets	-	2,966	-	-	646	2,966	2,966
Total non-performing assets	$12,166	$12,483	$12,166	$6,676	$7,281	$12,654	$12,483

Total non-performing loans to total loans	0.33%	0.26%	0.33%	0.18%	0.18%	0.27%	0.26%
Total non-performing assets to total assets	0.22%	0.25%	0.22%	0.12%	0.14%	0.24%	0.25%
Allowance for credit losses - loans to total loans	1.08%	1.46%	1.08%	1.24%	1.28%	1.36%	1.46%
Allowance for credit losses - loans to non-performing loans	326%	551%	326%	681%	699%	514%	551%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Year Ended		2021				2020
	December 31,		Fourth	Third	Second	First	Fourth
	2021	2020	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$5,520,779	$5,623,193	$5,295,102	$5,329,056	$4,912,306
Less: Goodwill and other intangible assets, net			74,400	74,659	74,262	74,528	73,789
Tangible assets			$5,446,379	$5,548,534	$5,220,840	$5,254,528	$4,838,517

Ending tangible common equity:
Common shareholders’ equity			$487,850	$476,721	$469,834	$448,962	$451,035
Less: Goodwill and other intangible assets, net			74,400	74,659	74,262	74,528	73,789
Tangible common equity			$413,450	$402,062	$395,572	$374,434	$377,246

Tangible common equity to tangible assets (1)			7.59%	7.25%	7.58%	7.13%	7.80%

Common shares outstanding			15,747	15,842	15,842	15,829	16,042
Tangible common book value per share (2)			$26.26	$25.38	$24.97	$23.66	$23.52

Average tangible assets:
Average assets	$5,335,808	$4,693,225	$5,582,987	$5,368,054	$5,340,745	$5,045,180	$4,992,886
Less: Average goodwill and other intangible assets, net	74,411	74,364	74,544	74,470	74,412	74,214	73,942
Average tangible assets	$5,261,397	$4,618,861	$5,508,443	$5,293,584	$5,266,333	$4,970,966	$4,918,944

Average tangible common equity:
Average common equity	$468,085	$433,908	$483,112	$478,582	$458,868	$451,311	$445,515
Less: Average goodwill and other intangible assets, net	74,411	74,364	74,544	74,470	74,412	74,214	73,942
Average tangible common equity	$393,674	$359,544	$408,568	$404,112	$384,456	$377,097	$371,573

Net income available to common shareholders	$76,237	$36,871	$19,247	$16,811	$19,834	$20,345	$13,435
Return on average tangible common equity (3)	19.37%	10.25%	18.69%	16.50%	20.69%	21.88%	14.38%

Pre-tax pre-provision income:
Net income	$77,697	$38,332	$19,612	$17,175	$20,200	$20,710	$13,800
Add: Income tax expense	19,525	7,391	4,225	4,553	5,400	5,347	1,688
Add: Provision (benefit) for credit losses	(8,336)	27,184	(1,192)	(541)	(4,622)	(1,981)	5,495
Pre-tax pre-provision income	$88,886	$72,907	$22,645	$21,187	$20,978	$24,076	$20,983

Total loans excluding PPP loans:
Total loans	$3,679,436	$3,595,138	$3,679,436	$3,653,899	$3,632,168	$3,654,386	$3,595,138
Less: Total PPP loans	55,344	247,951	55,344	116,653	171,942	255,595	247,951
Total loans excluding PPP loans	$3,624,092	$3,347,187	$3,624,092	$3,537,246	$3,460,226	$3,398,791	$3,347,187

Allowance for credit losses - loans	$39,676	$52,420	$39,676	$45,444	$46,365	$49,828	$52,420
Allowance for credit losses - loans to total loans excluding PPP loans (4)	1.09%	1.57%	1.09%	1.28%	1.34%	1.47%	1.57%

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.
(4)
Allowance for credit losses – loans divided by total loans excluding PPP loans.